STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into this 30th day of June, 1995, by and between BROADWAY & SEYMOUR, INC., a Delaware corporation with its principal offices in Charlotte, North Carolina ("BSI") and JACK HENRY & ASSOCIATES, INC., a Delaware corporation with its principal offices in Monett, Missouri ("Purchaser").


                              BACKGROUND STATEMENT

     The Community Financial Institutions business unit of BSI is engaged in the business of providing software and related services to community banks and owns certain valuable assets including software and contract rights and the goodwill associated with its business. BSI has formed Liberty Software, Inc. ("Subsidiary") as a wholly owned subsidiary and will be transferring to Subsidiary a substantial portion of the assets and liabilities of the Community Financial Institutions business unit of BSI. Purchaser is also engaged in the business of providing software and related services to community banks and wishes to acquire all of the issued and outstanding shares of stock of the Subsidiary, thereby acquiring a substantial portion of the assets and assuming a substantial portion of the contracts and liabilities of the Community Financial Institutions business unit of BSI.


                             STATEMENT OF AGREEMENT

     In consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                              DEFINITIONS AND TERMS

     In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated below:

     1.1 The term "Assumed Contracts" means those contracts, leases, agreements, licenses and other arrangements to which BSI is a party and that are listed in SCHEDULE 3.6(D).

     1.2  The term "Assumed Liabilities"  has the meaning set forth in SECTION
3.10.

     1.3 The term "CFI Assets" means those assets, rights and properties of BSI within the scope of the CFI Business that are to be transferred, assigned and conveyed to Subsidiary in connection with this transaction, as described in more detail in SECTION 3.6.

     1.4 The term "CFI Business" means the business presently conducted by the Community Financial Institutions business unit of BSI related to the licensing of Proprietary Software to community banks, maintenance of that software, the operation of service bureaus and the sale of related supplies, but excluding the business related to BancCorp Systems and the business related to the licensing and maintenance of other software products.

     1.5 The term "Copyright" means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression.

     1.6 The term "Documentation" means Proprietary Documentation and Third Party Documentation.



     (a) The term "Proprietary Documentation" means those written materials created by BSI that explain Proprietary Software or were used by BSI in the development of Proprietary Software or represent an interim step in BSI's development of Proprietary Software, including, without limitation, logic diagrams, flowcharts, procedural diagrams and algorithms, as well as manuals, training materials, sales materials, error reports and related correspondence and memoranda.

     (b) The term "Third Party Documentation" means those written materials owned by BSI that explain any Third Party Software or the use thereof.

     1.7 The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

     1.8 The term "Financial Statements" means the audited balance sheets and statements of income, retained earnings and cash flows of BSI for the fiscal year ended December 31, 1994 as they relate to the CFI Business; and the unaudited balance sheets and statements of income, retained earnings and cash flows of BSI for the 5 months ended May 31, 1995 as they relate to the CFI Business.

     1.9 The term "GAAP" means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, applied and maintained on a consistent basis for BSI throughout the period indicated and consistent with BSI's prior financial practices.

     1.10 The term "Governmental Authority" means any nation, province, state or other political subdivision thereof, and any government or any natural person or entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

     1.11 The term "June Balance Sheet" means the unaudited proforma balance sheet setting forth the assets and liabilities, as of June 30, 1995, of that portion of the CFI Business to be transferred by BSI to Subsidiary, to be prepared by BSI subsequent to Closing.

     1.12 The term "Know-how" means ideas, designs, compilations of information, methods, techniques, procedures and processes, whether or not patentable.

     1.13 The term "May Balance Sheet" means the unaudited proforma balance sheet setting forth the assets and liabilities, as of May 31, 1995, of that portion of the CFI Business to be transferred by BSI to Subsidiary, as jointly developed by the parties, a copy of which is attached hereto as Exhibit 1.13.

     1.14 The term "Patent" means any patent granted by the U.S. Patent Office, or by the comparable agency of any other country, and any rights arising under any patent application filed with the U.S. Patent Office or the comparable agency of any other country and any rights which may exist to file any such application.

     1.15 The term "Permitted Liens" means: (a) liens for current taxes not yet due and payable, (b) liens arising in the ordinary course of business for sums not yet due and payable, but not involving any borrowed money or the deferred purchase price for property or services and (c) liens that are disclosed on
SCHEDULE 1.15.

     1.16 The term "Person" means an individual, partnership, corporation, trust, joint venture, joint stock company, association, unincorporated organization, Governmental Authority or other entity.





     1.17 The term "Proprietary Rights" means Copyrights, Know-how, Patents, Trade Secrets and Trademarks.

     1.18 The term "Related Obligation" means those amounts payable by Purchaser to BSI under the Master Agreement between Purchaser and BSI dated June 30, 1995.

     1.19 The term "Software" means "Proprietary Software" and "Third Party Software".

     (a) The term "Proprietary Software" means those computer software programs that are owned by BSI and are to be assigned to Subsidiary prior to the Closing (in both object code and source code versions) listed on SCHEDULE 1.19(A) hereto, including every modification and enhancement thereto that has been created by BSI, together with any additional modifications and enhancements thereto created by BSI in the ordinary course of the CFI Business between the date hereof and the Closing Date.

     (b) The term "Third Party Software" means those computer software programs listed on SCHEDULE 1.19(B) (in object code only or both source code and object code, as indicated on SCHEDULE 1.19(B)) that are owned by third parties and used or sublicensed by BSI within the scope of the CFI Business.

     1.20 The term "Subsidiary Shares" means all of the issued and outstanding shares of common stock of Subsidiary.

     1.21 The term "Trade Secrets" means business or technical information that is not generally known to other Persons and that derives actual or potential commercial value from not being generally known or readily ascertainable to other Persons.

     1.22 The term "Trademark" means any symbol used by a Person to identify its goods or services, whether or not registered, and any right that may exist to obtain a registered trademark with respect to any such symbol.


                                   ARTICLE II

                            CONTEMPLATED TRANSACTIONS

     2.1 Shares Acquired. On the terms and subject to the conditions of this Agreement, on the Closing Date BSI shall sell and deliver to Purchaser, and Purchaser shall purchase and accept from BSI, the Subsidiary Shares. At the Closing, BSI shall deliver to the Purchaser the certificate or certificates representing the Subsidiary Shares, properly endorsed for transfer to the Purchaser.

     2.2 Consideration. In consideration of the transfer to it of the Subsidiary Shares, Purchaser shall pay BSI the amount of Two Million Dollars ($2,000,000)(the "Purchase Price"), by certified check or wire transfer of funds at the Closing.

     2.3 Closing. The closing of the sale of the Subsidiary Shares (the "Closing") shall take place on June 30, 1995 (the "Closing Date"), or such other date as the parties may establish by mutual agreement as the Closing Date and shall be effective as of the closing of business on the Closing Date. The Closing shall occur at the offices of Robinson, Bradshaw & Hinson, P.A., 1900 Independence Center, 101 North Tryon Street, Charlotte, North Carolina.

     2.4  Adjustment of Purchase Price.

     (a) Negative Net Worth Adjustment. On or before July 14, 1995, BSI shall deliver to Purchaser the June Balance Sheet prepared in a manner consistent with the May Balance Sheet. To the extent that the June Balance Sheet reflects a negative net worth for Subsidiary, BSI shall pay to Purchaser one-half (1/2) of the amount of such negative net worth (the "Negative Net Worth Adjustment"); provided that the amount of such Negative Net Worth Adjustment shall in no event exceed Eight Hundred Thousand Dollars ($800,000.00); provided further that BSI may elect to retain as its obligation that obligation payable to IBM in the amount of Two Hundred Seven Thousand Dollars ($207,000) and to receive a credit against the Negative Net Worth Adjustment equal thereto; provided further that BSI may elect to either offset the Negative Net Worth Adjustment against the next payment due to BSI under the Related Obligations or to pay such Negative Net Worth Adjustment to Purchaser on or before July 14, 1995. The June Balance Sheet represents BSI's best efforts to identify the assets, liabilities and capital of the Subsidiary as of the date of Closing in a manner consistent with the May Balance Sheet. BSI warrants and represents that the CFI Business has been conducted in the ordinary course and that there have been no material adverse changes in the financial condition of the CFI Business between May 31, 1995 and the Closing Date.

     (b) Accounts Receivable Collection Adjustment. As of December 31, 1995 the amount of the accounts receivable shown on the June Balance Sheet (the "Opening Receivables") that have been collected shall be determined (the "Collected Receivables"). Purchaser covenants that it will use diligence in pursuing the collection of all such accounts receivable prior to December 31, 1995 in a manner consistent with Purchaser's practices in pursuing the collection of its own accounts receivable. Without limitation, Purchaser shall communicate its demands by writing and by telephone, follow-up in a timely manner and, to the extent that Purchaser decides it is appropriate to do so, withhold software or services from customers with delinquent accounts receivable. Purchaser shall document its calls, notices and other collection efforts. BSI acknowledges that Purchaser shall not be required to initiate legal action to pursue collections. Should Purchaser and BSI agree prior to December 31, 1995 that any particular account receivable will be uncollectible despite Purchaser's best efforts, Purchaser may cause Subsidiary to reassign that account receivable to BSI and discontinue collection efforts. Any amount received by the Subsidiary from a third party who owes any of the Opening Receivables shall be first applied to the Opening Receivables payable by that third party unless such payment is expressly identified as being related to products or services provided to that third party by the Subsidiary subsequent to Closing. The amount by which the Opening Receivables, less any reserves for uncollectible receivables reflected in the June Balance Sheet, exceeds Collected Receivables determined as of December 31, 1995, shall be paid by BSI to Purchaser on or before January 2, 1996 or, at BSI's election, offset against the next payment due to BSI under the Related Obligations. On December 31, 1995, and as a condition precedent to BSI's obligation to pay such amounts to Purchaser, Purchaser shall cause Subsidiary to assign to BSI, through an agreement in form and substance reasonably satisfactory to BSI, all of Subsidiary's right, title and interest in any portion of the Opening Receivables that remains uncollected. At the time that any account receivable is reassigned to BSI, Purchaser shall deliver to BSI a written record of its collection efforts with respect to that account receivable.

     (c) Effect of Adjustments. Amounts paid by BSI to Purchaser, or credited by BSI to Purchaser pursuant to this Section 2.4 shall not be considered to be "Purchasers Damages" under Section 9.2 hereof.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF BSI

     BSI represents and warrants to Purchaser that, as of the date hereof:




     3.1 Organization and Standing of BSI. BSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets, to carry on its business as presently conducted and to carry out the transactions contemplated by this Agreement. BSI is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary and in which the failure so to qualify would have a material adverse effect on it or its properties.

     3.2 Organization and Standing of Subsidiary. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has, or will have, all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry out the transactions contemplated by this Agreement. Subsidiary is, or prior to Closing will be, duly qualified and in good standing to do business in Delaware. Subsidiary shall not have conducted any business prior to Closing. The Certificate of Incorporation of Subsidiary is in the form of Exhibit 3.2-A and the By-Laws of Subsidiary are in the form of Exhibit
3.2-B. Prior to Closing, Subsidiary shall have filed applications to qualify to do business as a foreign corporation in North Carolina, Texas and Minnesota.

     3.3 Authority of BSI. BSI has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BSI. This Agreement has been duly and validly executed and delivered by an authorized officer of BSI and constitutes the legal, valid and binding obligation of BSI, enforceable in accordance with its terms.

     3.4 Consents and Approvals; No Violation. There is no requirement applicable to BSI or to Subsidiary to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. Except as disclosed in SCHEDULE 3.4, neither the execution, delivery and performance of this Agreement by BSI, its compliance with the provisions hereof nor its transfer of a substantial portion of the assets and liabilities of the CFI Business to Subsidiary will: (a) conflict with any provision of the Certificate of Incorporation or bylaws of BSI or Subsidiary; (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any Assumed Contract, (c) result in the imposition or creation of any lien, security interest, charge or encumbrance upon any CFI Asset; (d) require any authorization, consent, approval or notice under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, agreement, contract, lease or other instrument or arrangement to which BSI is a party, except for such of the foregoing as to which requisite waivers or consents have been obtained; or (e) violate any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority.

     3.5 Capital Stock of the Subsidiary. The authorized capital stock of the Subsidiary consists of 3,000 shares of voting common stock, of which 3,000 shares are issued and outstanding, all of which are owned by BSI. All outstanding shares of capital stock of the Subsidiary are duly authorized, validly issued and fully paid and nonassessable. Except as set forth above, there are no shares of capital stock or other equity securities of the Subsidiary outstanding. There are no outstanding, and on the Closing Date there will be no outstanding, warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Subsidiary, and there are not any equity securities of the Subsidiary reserved for issuance for any purpose.



     3.6  CFI Assets.   Except as disclosed in SCHEDULE 3.6, Subsidiary will own
at Closing good and valid title to all of the following assets, rights and properties (the "CFI Assets"):

     (a) The Proprietary Software and the Proprietary Documentation, including all of BSI's Proprietary Rights therein and all of the inventories of written or electronic copies of the Proprietary Software and the Proprietary Documentation including all media, devices and documentation that constitute all copies of the Proprietary Software and the Proprietary Documentation;

     (b) That equipment (including data processing and other computer hardware, telecommunications equipment, media and tools), machinery, furniture and furnishings listed in SCHEDULE 3.6(B) hereto, all of which is presently used by BSI in the CFI Business and all of which is in reasonably good condition and repair and is adequate and sufficient in all material respects to carry on the CFI Business as now conducted, except as otherwise disclosed in SCHEDULE 3.6(B);

     (c) All of the customer records, customer lists, vendor lists, correspondence, product and service literature and materials, design, development and maintenance records and files, technical reports and other business documents that are presently used by BSI in the CFI Business (except that BSI may retain copies of any of the foregoing that relate to business that is outside of the scope of the CFI Business and that BSI will continue to conduct subsequent to Closing and except that BSI shall have a right of access, during Jack Henry's normal business hours and at BSI's sole expense, to review and copy those materials to the extent necessary in connection with accounting, reporting and the preparation of tax returns);

     (d) Those contracts, leases, agreements, licenses and other arrangements to which BSI is a party and that are listed in SCHEDULE 3.6(D), all of which will be assigned by BSI to Subsidiary prior to the Closing (the "Assumed Contracts");

     (e) The accounts receivable that are due and payable under the Assumed Contracts, all of which are collectable in the ordinary course of business at amounts no less than that reflected on the June Balance Sheet except to the extent of any reserve for uncollectible accounts receivable included therein;

     (f)  Those Trademarks and Patents listed on SCHEDULE 3.6(F) hereto;

     (g) The Know-how that is presently used by BSI in connection with the CFI Business (except that BSI shall continue to have the right to use such Know-how outside of the scope of the CFI Business and may retain copies of any documentation of such Know-how that relates to business that is outside of the scope of the CFI Business and that BSI will continue to conduct subsequent to Closing);

     (h) The incidental supplies owned by BSI and physically located in the premises used by the CFI Business;

     (i) BSI's inventory of software and hardware purchased from third parties for resale to customers in connection with the CFI Business;

     (j) BSI's inventory of forms and supplies purchased from third parties for resale to customers in connection with that portion of the CFI Business referred to as the "Single Source" business;

     (k) Deferred costs and prepaid commissions within the scope of the CFI Business;





     (l) Those "800" telephone numbers used exclusively in connection with the CFI Business; and

     (m)  The goodwill appurtenant to the CFI Business.

At the Closing, Subsidiary shall own all such CFI Assets free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except for Permitted Liens and Assumed Liabilities. Except as disclosed in
SCHEDULE 3.6, the CFI Assets include all of the material assets presently used by BSI in the operation of the CFI Business.

     3.7 Leases. SCHEDULE 3.7 hereto sets forth a list of all leases of real property and all other leases involving annual payments by the lessee of more than $1,000 related to the CFI Business (the "Leases"). Complete and correct copies of all such Leases have been delivered to Purchaser. Except as disclosed in SCHEDULE 3.7, each of the Leases is a legal, valid and binding obligation of BSI and the other party thereto, enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditor's rights generally and by general principles of equity, and no party to any Lease has given notice to BSI that BSI is in default thereunder or given notice of the termination thereof. Except as disclosed in SCHEDULE 3.7, BSI is aware of no facts or circumstances that exist and that, with the passage of time or the giving of notice or both, would constitute a breach of or an event of default under any of the Leases. The leasehold interests under the Leases are subject to no lien or other encumbrance created by BSI or the Subsidiary other than Permitted Liens.

     3.8 Insurance. BSI maintains such insurance policies covering the CFI Business and the CFI Assets as are consistent with prudent business practice. Neither BSI nor Subsidiary has received any notice of cancellation with respect to any such insurance policies or of any unwillingness of an insurer to renew such policies based on standard premium charges.

     3.9 Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth on SCHEDULE 3.9 hereto, Subsidiary has no account or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of the Subsidiary, to withdraw any money or other property from any bank, brokerage or other account of Subsidiary or to act under any power of attorney granted by Subsidiary at any time for any purpose. SCHEDULE 3.9 also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of Subsidiary.

     3.10 Liabilities. Subsidiary has no liabilities of any nature whatsoever, whether accrued or unaccrued, known or unknown, fixed or contingent except: (a) the obligations arising under the Assumed Contracts including contractual and warranty liabilities; (b) those liabilities disclosed on SCHEDULE 3.10 hereto; and (c) any other liabilities incurred by BSI or Subsidiary in connection with the operation of the CFI Business in the ordinary course of business between the date of the May Balance Sheet and June 30, 1995 and which do not and cannot reasonably be anticipated to have a material adverse effect on the CFI Business or CFI Assets (cumulatively, the "Assumed Liabilities"). Subsidiary is not in default with respect to any outstanding indebtedness for borrowed money or any instrument relating thereto and no such indebtedness or any instrument or agreement relating thereto purports to limit the operation of the CFI Business by Subsidiary. Complete and correct copies of all instruments, (including all amendments, supplements, waivers and consent) relating to any indebtedness for borrowed money of the Subsidiary have been furnished to Purchaser.

     3.11 Proprietary Rights.

     (a) Except as set forth in SCHEDULE 3.11(A), BSI owns, and will convey to Subsidiary prior to Closing, all Proprietary Rights necessary for the operation of the CFI Business as now conducted.



     (b) Except as set forth in SCHEDULE 3.11(B), neither BSI nor Subsidiary has entered into any agreement that limits or restricts its right to use, copy, modify, prepare derivatives of, sublicense, distribute and otherwise market, severally or together, the Proprietary Software and the Proprietary Documentation. Except as set forth in SCHEDULE 3.11(B), there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Proprietary Software with any current or past employee of BSI or Subsidiary, or with any independent sales person, distributor, sublicensee or other remarketer or sales organization. Neither BSI's or Subsidiary's present use, copying, modification, preparation of derivatives of, sublicensing, distribution or other marketing of the Proprietary Software infringes any intellectual property right of any Person.

     (c) Except as set forth in SCHEDULE 3.11(C), BSI owns, and will convey to Subsidiary prior to Closing, all right, title and interest in and to the Copyrights in all Proprietary Software and Proprietary Documentation. BSI has obtained registrations of such Copyrights to the extent listed in
     SCHEDULE 3.11(C). BSI will assign all such registrations to Subsidiary prior to Closing. Except as set forth in SCHEDULE 3.11(C), each other Person who has participated in or contributed to the development of the Proprietary Software and the Proprietary Documentation has either: (i) so contributed or participated as an employee of BSI within the scope of his or her employment obligations, (ii) so contributed or participated as an independent contractor pursuant to a valid and binding agreement which specifically assigns all Copyrights to BSI, or (iii) otherwise assigned to BSI the Copyright in any Proprietary Software and Proprietary Documentation.

     (d) BSI has taken efforts that are reasonable under the circumstances to prevent the unauthorized disclosure to other Persons of such portions of BSI's Trade Secrets as would enable any such other Person to compete with BSI within the scope of the CFI Business as now conducted.

     (e) BSI does not use any Trademark in connection with the CFI Business in any material way, except for those Trademarks listed in SCHEDULE 3.11(E). No such Trademark is registered except as otherwise indicated on SCHEDULE 3.11(E). All such Trademarks, and any registration thereof, shall be transferred to Subsidiary prior to the Closing.

     (f) Any Third Party Software used by BSI within the scope of the CFI Business is identified in SCHEDULE 3.11(F). Except as set forth in
     SCHEDULE 3.11(F), BSI has the legal right to use, sublicense, distribute and otherwise market all Third Party Software in the manner that BSI presently uses, sublicenses, distributes and otherwise markets such Third Party Software in the normal course of the CFI Business. Except as set forth in SCHEDULE 3.11(F), BSI has no obligation to make any payments by way of royalty, fee, settlement or otherwise to any Person in connection with BSI's present use, sublicensing, distribution or other marketing of such Third Party Software.

     (g) Except as set forth in SCHEDULE 3.11(G), no claim has been asserted against BSI within the scope of the CFI Business by any other Person: (i) that such Person has any right, title or interest in or to any of BSI's Copyrights, Patents or Trade Secrets, (ii) that such Person has the right to use any of BSI's Trademarks, (iii) to the effect that any past, present or projected act or omission by BSI infringes any rights of such Person to any Copyright, Patent, Trade Secret, Know-how or Trademark, or (iv) that challenges BSI's right to use any of BSI's Copyrights, Patents, Trade Secrets, Know-how or Trademarks.

     3.12 Adequacy of Documentation. Except as otherwise disclosed in SCHEDULE 3.12, the Documentation includes the source code, system documentation, statements of principles of operation, and schematics for all Proprietary



Software, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. Except as otherwise disclosed in SCHEDULE 3.12, the Documentation also includes any program (including compilers), "workbenches", tools, and higher level (or "proprietary") language that are reasonably necessary for the further development, maintenance, and implementation of the Proprietary Software.

     3.13 Financial Statements. The Financial Statements have been prepared in accordance with GAAP (except as set forth in the footnotes thereto). To the extent that the Financial Statements separately identify the CFI Business, they fairly present, in all material respects, the results of operations and financial condition of the CFI Business for the periods and as of the dates set forth.

     3.14 Absence of Changes or Events. Except as set forth on SCHEDULE 3.14 hereto, or as permitted or contemplated by this Agreement, since December 31, 1994, there has not been: (a) any material change in BSI's assets, liabilities, sales, income or business within the scope of the CFI Business or in its relationships with those suppliers, customers or lessors within the scope of the CFI Business, other than in the ordinary course of business; (b) any acquisition or disposition by BSI of any material asset or property within the scope of the CFI Business other than in the ordinary course of business; (c) any damage, destruction or loss of any property within the scope of the CFI Business, whether or not covered by insurance, that had a material adverse effect on or to the CFI Assets or the CFI Business; or (d) any forgiveness or cancellation of any debt or claim by BSI within the scope of the CFI Business or any waiver by BSI of any right of material value within the scope of the CFI Business, other than compromises of accounts receivables in amounts not material and in the ordinary course of business.

     3.15 Assumed Contracts.   Except as disclosed in SCHEDULE 3.15, each of the
Assumed Contracts is a legal, valid and binding obligation of BSI and the other party thereto, and will be prior to the Closing a legal, valid and binding obligation of Subsidiary and the other party thereto enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditor's rights generally and by general principles of equity, and no party to any Assumed Contract has given notice to BSI that BSI is in default thereunder or given notice of the termination thereof. Except as disclosed in SCHEDULE 3.15, BSI is aware of no facts or circumstances that exist and that, with the passage of time or the giving of notice or both, would constitute a breach of or an event of default under any of the Assumed Contracts.

     3.16 Litigation. Except as disclosed in SCHEDULE 3.16, there are no lawsuits, actions, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of BSI, threatened by or against BSI or Subsidiary that threatens the validity of this Agreement or any action taken or to be taken pursuant hereto or that would, if adversely decided, materially adversely affect the CFI Business or the operations and affairs thereof, or the CFI Assets or materially impair the right or ability of the Subsidiary to carry on the CFI Business substantially as now conducted; nor, to the best of BSI's knowledge, does there exist any basis for any such lawsuit, action, claim or proceeding.

     3.17 Compliance with Applicable Laws. Except as set forth in SCHEDULE 3.17, BSI is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority in the operation of the CFI Business, including those related to wages, hours, collective bargaining, the payment of social security taxes and applicable discrimination laws, except where noncompliance would not, individually or in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the CFI Business. Except as set forth in



SCHEDULE 3.17, BSI has not received any written communication from a Governmental Authority that alleges that BSI is not in compliance with any federal, state, local or foreign laws, ordinances, rules or regulations in connection with its operation of the CFI Business. SCHEDULE 3.17 hereto sets forth a complete and correct list of all material licenses, permits and other authorizations from all Governmental Authorities as are necessary for BSI to conduct the CFI Business as presently conducted or for BSI to own or use the CFI Assets as presently used.

     3.18 Employees;Labor Matters.   SCHEDULE 3.18 lists the names of all the
employees of the CFI Business and, except as otherwise noted thereon, the salary or wage rate for each such employee and a brief description of the responsibilities of each such employee. Except as otherwise disclosed on
SCHEDULE 3.18, BSI has not entered into a written employment agreement with any such employee. BSI is not a party to any collective bargaining agreement, and has not recognized or received a demand for recognition of any collective bargaining representative with respect thereto; and during the past three years there have been no material labor strikes, disputes or work stoppages and, to the best of BSI's knowledge, no such actions are threatened against BSI and no basis exists therefor. There are no unfair labor practice claims or charges pending against BSI.

     3.19 Employee Benefit Plans; ERISA. SCHEDULE 3.19 identifies each employee pension, retirement, profit sharing, bonus, incentive, deferred compensation, hospitalization, medical, dental, vacation, insurance, sick pay, disability, severance or other plan, fund, program, policy, contract or arrangement providing employee benefits maintained, promised or contributed to by BSI, whether created in writing, through an employee manual or similar document or orally (the "Plans"). BSI has no formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminate any employee of BSI. SCHEDULE
3.19 sets forth all liabilities, obligations and commitments of BSI, whether legally binding or not, to make any contributions to any Plan or payments to any employee or any other Person with respect to any of the Plans as of the date hereof. Except as set forth on SCHEDULE 3.19, (a) all such Plans that are subject to ERISA comply in all material respects with ERISA, (b) all contributions to or payments under such Plans that were due and payable by BSI on or before the date hereof have been made, and (c) none of the Plans subject to Title IV of ERISA has been terminated, no proceeding to terminate any of such Plans has been instituted, and there has been no complete or partial withdrawal, cessation of facility operations or occurrence of any other event that would result in the imposition of liability on BSI under Title IV of ERISA.

     3.20 Disclosure. No representation or warranty made by BSI in this Agreement or in any exhibit, schedule, or certificate delivered or to be delivered to the Purchaser pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or necessary to make the statements therein not misleading.

     3.21 Minute Book. The minute books of Subsidiary made available to the Purchaser for inspection accurately record therein all actions taken by its Board of Directors and Shareholders.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to BSI as follows:

     4.1 Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions and perform the obligations contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by an authorized officer of Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     4.2 Consents and Approvals; No Violation. There is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Purchaser and compliance with the provisions hereof will not (a) conflict with any provision of the Certificate of Incorporation or bylaws of Purchaser, (b) violate any material law, statute, ordinance, rule or regulation applicable to Purchaser or
(c) result in a breach of or default under any material contract or other agreement of Purchaser, the effect of which would be materially to impair Purchaser's ability to perform its obligations under this Agreement.

     4.3 Litigation. There are no lawsuits, actions, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Purchaser, threatened by or against or affecting Purchaser, any of its properties, assets, operations or business that could reasonably be expected materially to impair Purchaser's ability to perform its obligations under this Agreement; nor, to the best of Purchaser's knowledge, does there exist any basis for any such lawsuit, action, claim or proceeding.

     4.4 Investment. The Subsidiary Shares acquired by the Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser will not offer to sell or otherwise dispose of the Subsidiary Shares so acquired by it in violation of the Securities Act of 1933.

     4.5 Disclosure. No representation or warranty made by Purchaser in this Agreement or in any exhibit, schedule, or certificate delivered or to be delivered to BSI pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or necessary to make the statements therein not misleading.


                                    ARTICLE V

                                 COVENANTS OF BSI

     BSI covenants and agrees, that, until the Closing Date:

     5.1 Ordinary Conduct. It will conduct the CFI Business in the ordinary course in substantially the same manner as presently conducted and make all reasonable efforts consistent with past practices to preserve its relationships with its customers, suppliers and others with whom it deals and to keep available the services of its officers and employees and that it will not commence any new business in the Subsidiary.

     5.2 Sale of CFI Assets. It will not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the CFI Assets other than in the ordinary course of business consistent with past practices and except for the transfers to the Subsidiary permitted hereunder.

     5.3 Compliance With Contracts. It will comply with all of its obligations under any Assumed Contract, as such obligations become due, to the extent that the failure to comply therewith would have a material adverse effect on the CFI Business, and it will not modify or terminate any Assumed Contract.



     5.4 Compliance With Laws. It will comply with all applicable laws, rules and regulations of all Governmental Authorities, the violation of which would have a material adverse effect on the CFI Business.

     5.5 Notification of Disputes. It will promptly notify Purchaser of any claim, action, litigation or proceeding that, if adversely determined, would have a material adverse effect on the CFI Business.

     5.6 Further Information. It will permit Purchaser to have reasonable access to its employees, books and records to the extent reasonably required for Purchaser to conduct its due diligence investigation of the CFI Business and will promptly furnish to Purchaser, from time to time, such other information regarding its CFI Business as Purchaser may reasonably request.




                                   ARTICLE VI

                                MUTUAL COVENANTS

     6.1 Consummation of Agreement. BSI and Purchaser will use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under this Agreement so that the transactions contemplated hereby shall be consummated. Specifically, and without limitation of the foregoing, each party shall exercise reasonable efforts to obtain all approvals, consents, waivers and clearances from, and to deliver and make all notices to and filings with, Governmental Authorities and other Persons that are required by applicable law or by the terms of any material contract or agreement to which it is a party in order to consummate the transactions contemplated by this Agreement. Purchaser acknowledges that BSI is unlikely to obtain all required consents to assignment of the Assumed Contracts to Subsidiary prior to Closing and the parties agree that they will continue to work together in good faith subsequent to Closing until all such consents are obtained or waived and that, until all such consents are obtained, they will enter into such additional subcontracts or similar agreements as may be necessary in order for Subsidiary to perform all of the obligations and exercise all of the rights under such Assumed Contracts. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of BSI or Purchaser that would materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties will notify the others of any such event and will use their reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible.

     6.2 Publicity. BSI and Purchaser agree that neither party shall issue any public release or announcement concerning the transactions contemplated hereby without the prior consent of the other, except such releases or announcements as may be required by applicable law or the rules of the NASDAQ National Market System, in which case the releasing party shall permit the other party an opportunity to review and comment upon such release or announcement.

     6.3 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated hereby.



     6.4  Confidentiality.

     (a)  Until the Closing, each of Purchaser and BSI:




          (i) will hold, and will cause its officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors to hold, in strict confidence all information (other than such information as may be publicly available) furnished to it by the other party in connection with the transactions contemplated by this Agreement as well as all information concerning the other party hereto contained in any analyses, compilations, studies or other documents prepared by or on behalf of it (collectively, the "Information"); and

          (ii) will not, without the prior written consent of the other party hereto, except as required by law, release or disclose any Information to any other Person, except to its officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors who need to know the Information in connection with the consummation of the transactions contemplated by this Agreement, who are informed by it of the confidential nature of the Information and who are instructed to comply with the terms and conditions of this SECTION 6.4.

     (b) If the transactions contemplated by this Agreement are not consummated, the Information, including all analyses, compilations, studies or other documents prepared by or on behalf of Purchaser or BSI, as the case may be, based on the Information disclosed by the other party, will be returned to the other party or destroyed immediately upon such party's request therefor.


                                   ARTICLE VII
                               CLOSING CONDITIONS

     7.1 Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment of the following condition: neither BSI nor Purchaser shall be subject on the Closing Date to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement, nor shall there be pending a suit or proceeding by any Governmental Authority that seeks injunctive or other relief in connection with the transactions contemplated hereby.

     7.2 Conditions to the Obligations of Purchaser to Effect the Transactions Contemplated Hereby. The obligations of Purchaser to effect the transactions contemplated hereby shall be subject to the following conditions, any one or more of which may be waived by Purchaser:

     (a) All representations and warranties of BSI contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such date (except as otherwise expressly contemplated by this Agreement). BSI shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date. BSI shall have executed and delivered to Purchaser at and as of the Closing a certificate, in form and substance satisfactory to Purchaser and Purchaser's counsel, certifying that the conditions specified in this
     SECTION 7.2(A) have been satisfied.


     (b) Purchaser shall have received an opinion from Robinson, Bradshaw & Hinson, P.A., counsel to BSI, dated the Closing Date, addressing matters customary for a transaction of this nature and in a form reasonably acceptable to Purchaser.

     (c) BSI shall have obtained all approvals, consents, waivers and clearances from, and shall have delivered and made all notices to and filings with, Governmental Authorities and other Persons required under this Agreement to be obtained or made in order to consummate the transactions contemplated hereby, other than consents to assignment of the Assumed Contracts to Subsidiary.

     (d) BSI shall have exerted reasonable good faith efforts to obtain the required consents to assignment of all Assumed Contracts to Subsidiary and those consents that remain outstanding would not have a material adverse effect on the Subsidiary's ability to operate the CFI Business.

     (e) No litigation or proceeding shall be pending or threatened that will prevent or, in the judgment of Purchaser, render inadvisable the transactions contemplated by this Agreement.

     (f) There shall not have been any material damage to or loss or destruction of any of the CFI Assets or any properties or assets owned or leased by Subsidiary (whether or not covered by insurance) or any material adverse change in the condition (financial or otherwise), operations, business, prospects or assets of the CFI Business or imposition of any laws, rules or regulations which would materially adversely affect the condition (financial or otherwise), operations, business, prospects or assets of the CFI Business since December 31, 1994, other than changes in general economic conditions in the United States.

     (g) All of the directors and officers of Subsidiary shall have resigned their positions with Subsidiary on or prior to the Closing Date (subject to reelection to the same or different positions at the discretion of Purchaser) and prior thereto shall have executed such appropriate documents with respect to the transfer or establishment of bank accounts, signing authority, etc., as Purchaser shall have reasonably requested.

     (h) BSI shall have executed and delivered to the Purchaser a valid sublease in the form of EXHIBIT 7.2(I) hereto (the "Sublease"), providing for the sublease of a portion of the premises in Charlotte, North Carolina currently leased by BSI and used in connection with the CFI Business, which premises are more specifically described in the Sublease, and shall have obtained and delivered any necessary consents or approvals for the Sublease or the parties shall have otherwise provided to their satisfaction for the temporary use by Subsidiary of those premises pending such consent.

     7.3 Conditions to the Obligations of BSI to Effect the Transactions Contemplated Hereby. The obligations of BSI to effect the transactions contemplated hereby shall be subject to the following conditions, any one or more of which may be waived by BSI:

     (a) All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such date (except as otherwise expressly contemplated by this Agreement). Purchaser shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date. Purchaser shall have executed and delivered to BSI at and as of the Closing a certificate, in form and substance satisfactory to BSI and BSI's counsel, certifying that the conditions specified in this SECTION 7.3(A) have been satisfied.

     (b) Purchaser shall have obtained all approvals, consents, waivers and clearances from, and shall have delivered and made all notices to and filings with, Governmental Authorities and other Persons required under this Agreement to be obtained or made in order to consummate the transactions contemplated hereby.

     (c) BSI shall have received an opinion from Shughart, Thomson & Kilroy, P.C., counsel to Purchaser, dated the Closing Date, addressing matters customary for transactions of this nature and in a form reasonably acceptable to BSI.


                                  ARTICLE VIII
                                   TERMINATION

     8.1 Termination. The obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

     (a)  by mutual written consent of BSI and Purchaser;

     (b) by either BSI or Purchaser, if there shall be any law or regulation that makes consummation of this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree permanently enjoining BSI or Purchaser from consummating this Agreement is entered and such judgment, injunction, order or decree shall become final and non-appealable;

     (c) by either BSI or Purchaser, if (i) the other party shall fail to perform its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) any representation or warranty of the other party shall be found to be untrue or inaccurate as of the date made, provided that such failure or inaccuracy is not cured within ten (10) days after the noncomplying party has received written notice of the other party's intent to terminate this Agreement pursuant hereto; or

     (d) by either BSI or Purchaser, if a condition of its obligation to effect the transactions contemplated hereby remains unsatisfied as of the Closing Date or shall have become incapable of fulfillment and shall not have been waived.

     8.2  Procedure and Effect of Termination or Failure to Close.
     (a) In the event of a termination contemplated hereby by any party pursuant to SECTION 8.1, prompt written notice thereof shall be given to the other party, and the transactions contemplated hereby shall be abandoned, without further action by the other party hereto. In such event:

     (i) All filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the agency or other Person to which made; and

     (ii) Neither of the parties hereto nor any of their partners, directors, officers, shareholders, employees, agents, or affiliates shall have any liability or further obligation to the other party or any of its partners, directors, officers, shareholders, employees, agents or affiliates pursuant to this Agreement, except: (A) as stated in SECTIONS 6.4 (relating to confidentiality) and 9.1 (expenses) hereof; and (B) BSI and Purchaser shall nevertheless each be entitled to seek any remedy to which it may be entitled at law or in equity for the material violation or breach by the other party of any agreement, covenant, representation or warranty contained in this Agreement.


                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

     9.1 Expenses. Whether or not the transactions contemplated hereby are consummated, BSI and Purchaser will each pay all costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the closing of the transactions contemplated hereby.

     9.2  Survival of Representations; Indemnification.




     (a) Survival. All representations, warranties, covenants and agreements made by the parties to this Agreement or pursuant hereto shall survive the Closing, but all claims made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this SECTION 9.2.

     (b)  BSI's Agreement to Indemnify.

     (i) Indemnification. Subject to the limitations, conditions, and provisions set forth herein, BSI agrees to indemnify, defend and hold harmless Purchaser from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses asserted against or incurred by Purchaser resulting from (A) noncompliance with any bulk sale laws applicable to the transactions contemplated by this Agreement, except to the extent any such demands, claims, actions, losses, damages, liabilities, costs and expenses relate to any of the Assumed Liabilities, and (B) a breach of any covenant, agreement, representation or warranty of BSI contained in this Agreement (collectively, "Purchaser Damages"). Should BSI have any obligation hereunder to pay Purchaser Damages to Purchaser, Purchaser may elect to offset the amount of such Purchaser Damages against any Related Obligations.

     (ii) Limitation of Liability. BSI shall be obligated to indemnify Purchaser only for those Purchaser Damages as to which Purchaser has given BSI written notice within 24 months after the Closing Date. Any written notice delivered by Purchaser to BSI shall set forth with specificity the basis of the claim for Purchaser Damages and an estimate of the amount thereof. BSI shall have no obligation with respect to the first One Hundred Thousand Dollars ($100,000) of Purchaser Damages. BSI's cumulative liability for Purchaser Damages shall not exceed Nine Million Dollars ($9,000,000).

     (iii) Conditions of Indemnification. The obligations and liabilities of BSI under this SECTION 9.2(B) with respect to claims for Purchaser Damages resulting from the assertion of liability by third parties ("Purchaser Claims") shall be subject to the following terms and conditions:

           (A) Within 20 days after receiving notice thereof, Purchaser will give BSI notice of any Purchaser Claims asserted against or incurred by Purchaser. BSI may undertake the defense thereof by counsel of its own choosing. Purchaser may, by counsel, participate in such proceedings, negotiations or defense at its own expense, but BSI shall retain control over such litigation. In all such cases, Purchaser will give reasonable assistance to BSI.

           (B) In the event that, within 20 days after notice of any such Purchaser Claim, BSI fails to notify Purchaser of its intention to defend, Purchaser will (upon further notice to BSI) have the right as against BSI to undertake the defense, compromise or settlement of such Purchaser Claim. BSI may elect to participate in such proceedings, negotiations or defense at any time at its own expense. Purchaser shall not settle any such Purchaser Claim without the consent of BSI, which consent shall not be unreasonably withheld.

     (c)   Purchaser's Agreement to Indemnify.

     (i) Indemnification. Subject to the limitations, conditions, and provisions set forth herein, Purchaser agrees to indemnify, defend and hold harmless BSI from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses asserted against or incurred by BSI resulting from (A) Purchaser's failure to comply with all of its obligations and liabilities under the Assumed Contracts, and (B) a breach of any covenant, agreement, representation or warranty of Purchaser contained in this Agreement (collectively, "BSI Damages").

     (ii) Limitation of Liability. Purchaser shall be obligated to indemnify BSI only for those BSI Damages as to which BSI has given Purchaser written notice within 24 months after the Closing Date. Any written notice delivered by BSI to Purchaser shall set forth with specificity the basis of the claim for BSI Damages and an estimate of the amount thereof. Purchaser shall have no obligation with respect to the first One Hundred Thousand Dollars ($100,000) of BSI Damages. Purchaser's cumulative liability for BSI Damages shall not exceed Nine Million Dollars ($9,000,000).

     (iii) Conditions of Indemnification. The obligations and liabilities of Purchaser under this SECTION 9.2(C) with respect to claims for BSI Damages resulting from the assertion of liability by third parties ("BSI Claims") shall be subject to the following terms and conditions:

           (A) Within 20 days after receiving notice thereof, BSI will give Purchaser notice of any BSI Claims asserted against or incurred by BSI. Purchaser may undertake the defense thereof by counsel of its own choosing. BSI may, by counsel, participate in such proceedings, negotiations or defense at its own expense, but Purchaser shall retain control over such litigation. In all such cases, BSI will give reasonable assistance to Purchaser.

           (B) In the event that, within 20 days after notice of any such BSI Claim, Purchaser fails to notify BSI of its intention to defend, BSI will (upon further notice to Purchaser) have the right as against Purchaser to undertake the defense, compromise or settlement of such BSI Claim. Purchaser may elect to participate in such proceedings, negotiations or defense at any time at its own expense. BSI shall not settle any such BSI Claim without the consent of Purchaser, which consent shall not be unreasonably withheld.

     9.3 Further Assurances. From time to time after the Closing Date, without further consideration, BSI and Purchaser will each, at its expense, execute and deliver, or cause to be executed and delivered, such documents to the other as the other may reasonably request.

     9.4 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of BSI and Purchaser with respect to any of the terms, conditions or provisions contained herein.

     9.5 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

     9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission or three days after deposit in the U.S. mail if mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

     If to BSI:          Broadway & Seymour, Inc.
                         128 South Tryon Street
                         Suite 1000
                         Charlotte, North Carolina  28202
                         Attention:  Mr. William W. Neal
                         Fax:  (704) 344-3542

     If to Purchaser:    Jack Henry & Associates, Inc.
                         663 Highway 60
                         Monett, Missouri 65708
                         Attention:  Mr. Mike Henry
                         Fax:  (417) 235-1765

     9.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, and permitted assigns, and shall not confer upon any other Person except the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other.

     9.8 Governing Law; Jurisdiction. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina.

     9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used herein, the singular shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

     9.11 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents delivered pursuant to this Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby.

     9.12 Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, such invalidity or unenforceability will not affect the validity of the remaining provisions hereof, which shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal as of the date first above written.


                                   BROADWAY & SEYMOUR, INC.


                                   By:  /s/ William W. Neal
                                   Title:  Chairman and Chief Executive Officer



                                   JACK HENRY & ASSOCIATES, INC.


                                   By:  /s/ Michael E. Henry
                                   Title:  Chairman and Chief Executive Officer